Exhibit 99.2

Filed pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to

Rule14a-12 under the Securities Exchange Act of 1934, as amended

Filing Person: W. P. Carey Inc.

Subject Company: Corporate Property Associates 16 – Global Incorporated

Commission File No.: 001-32162

W. P. Carey Inc. “Proposed Merger Conference Call” Friday, July 26, 2013, 11:00 AM ET Trevor Bond John Park Katy Rice Kristin Brown

OPERATOR:

Good morning and welcome to the W. P. Carey Proposed Merger Conference Call.  All participants will be in a listen-only mode.  Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.”  After today’s presentation, there will be an opportunity to ask questions.  To ask a question, you may press “*” then “1” on your touchtone phone, to withdraw your question please press “*” then “2.”  Please note this event is being recorded.

I would now like to turn the conference over to Kristin Brown, VP of Investor Relations. Please go ahead, ma’am.

KRISTIN BROWN:

Thank you, Denise.  Good morning and welcome everyone.  On today’s conference call, we will be discussing the proposed merger of CPA16 - Global with W. P. Carey, Inc.  We posted a presentation in the investor section of our website wpcarey.com with a number of slides that we will be referring to in today’s discussion.

Joining us from management are W. P. Carey’s President and CEO, Trevor Bond; Director of Strategic Planning, John Park; and Chief Financial Officer, Katy Rice.  Today’s call is also being simulcast on our website and will be archived for 90 days.

Before I turn the call over to Trevor, I need to inform you that some statements made on today’s call may not be historic fact and may be deemed to be forward-looking statements.  Factors that could cause actual results to differ materially from W. P. Carey’s expectations are listed in our SEC filing.

Now, I would like to turn the call over to Trevor.

TREVOR BOND:

Thanks Kristin and thanks everyone for joining us today, as we discuss the proposed merger.  It’s been said that a fair negotiation is one in which neither side gets everything it wants, but nonetheless, each side feels it’s achieved something significant and worthwhile.  And I think this proposed transaction will accomplish that for shareholders of both companies.

Since our successful merger with CPA:15 in 2012, the question of whether and when we merge with CPA:16 has come quite often, and our response has always been that while most observers would agree that W. P. Carey would be a logical and a strong buyer by no means would it be the only possible buyer.  And also of

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course, we pointed out that the final decision rests not with W. P. Carey, but with the CPA:16 board of directors, as advised by their attorneys and investment bankers and ultimately of course, the shareholders themselves.

So clearly the challenge from the outset of this process, about which we will be providing more details later, has been to strike the right balance between the stakeholders and this proposed transaction really accomplishes that.

As I said, because W. P. Carey originated and has managed this portfolio for several years, we know the portfolio well.  For example, we know the joint venture assets, because we already are the joint venture partner with CPA:16.  We know the European assets and already have a fully staffed office in Amsterdam to manage them.  We know the debt on each property and the lenders et cetera.  And because of these factors and others, we were able to bid with confidence and that confidence translates into a smoother execution and closing process, which we think was attractive to the CPA:16 board, in addition to the price.

That said, it was important for both sides CPA:16 and W. P. Carey that whatever the agreed upon price, there should be a marketing process, during which other interested parties could bid.  So there is a go shop provision in the agreement, which we will be talking about in a moment.  Also as mentioned, we will be seeking shareholder approval following the issuance of a detailed registration statement, that’s duly reviewed by the SEC.

So with that in mind, let’s turn to the transaction overview on the first slide.  In broad terms, it would be valued at approximately $4 billion.  And post-merger, the combined company would have a total enterprise value of about $10.1 billion.  We expect the transaction to be accretive to our AFFO per share, which would enable us to raise the combined company’s dividend to a minimum of $3.52 per share.

Finally, the merger would provide W. P. Carey with important strategic advantages, not the least of which is that it’d significantly improve the quality of our earnings and there are other benefits that we will be describing throughout this presentation.

And now, I will turn the microphone over to John Park, our Director of Strategic Planning, who will go through the transaction details and some of those strategic and financial highlights.

JOHN PARK:

Thank you Trevor and good morning everyone and thank you for joining us on this call.  Let me walk you through the transaction details on page four of the presentation.  The transaction structure has a 100% stock-for-stock transaction with a 12% collar up and down.  The midpoint of the collar or the reference price is $69.42, which was set based on the volume weighted average price of WPC stock on this Monday and Tuesday.  This is the first transaction that we have used a collar.  Let me explain the mechanics.  The exchange ratio will be determined based on a five-day volume weighted average price prior to closing with a per share consideration of each share of CPA:16 of $11.25.  Based on the average price, the amount of shares issued to CPA:16 will adjust between 0.1842 and 0.1447 shares.

In terms of share price, the range represents $61.09 to $77.75.  So as an example, based on yesterday’s closing price of $67.81, the exchange ratio would be 0.1659.  The collar provides some downside protection for CPA:16

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stockholders in case of price decline and upside for WPC shareholders if the stock price increases above the reference price.

In terms of pricing, the purchase price implies a cap rate of 7.7% and an AFFO multiple of 13.8 times.  As Trevor said, we think we are paying a fair price and we believe it’s worth it, because we will be acquiring a high quality portfolio that fits our own like a glove.

Furthermore, we believe we can extract the most value from the assets through our active asset management after the transaction is completed.  Again as Trevor said, the transaction is expected to be immediately accretive.  The expected AFFO accretion range is approximately $0.20 to $0.50 per share, depending on the exchange ratio.  Based on that accretion, we expect to raise the dividend to $3.52 per share at the bottom end of the accretion range.  Katy will talk more about the dividend in her remarks later in the presentation.

The transaction will result in a modest increase in our leverage, but we believe it’s certainly at a manageable level.  As for the ownership, CPA:16 stockholders will own approximately 28% of the combined company, as W. P. Carey’s approximately 19% interest in CPA:16 will be cancelled.  I should point out that many of the numbers in this presentation, including the ownership estimate, are based on the reference price of $69.42, except the dividend increase.

The other new aspect of the transaction is the go shop.  The special committee of CPA:16 and their financial and legal advisors have run a robust process over the last several months for us to get to this point.  We agreed with them that it would be prudent to have a go shop process given the nature of the transaction and the environment.  So the special committee of CPA:16 with the assistance of their advisors will run the process over the next 30 days.

There are no changes anticipated on management or board.  I may be pointing out the obvious, but we have no integration risk with this transaction.  In addition to continuity of management, we purchased and managed all of these assets over the last decade and we know them inside out.  We also have extensive relationships with the tenants and the lenders.

In terms of the timing, we expect to close the transaction in the first quarter of 2014, but that’s subject to SEC review and shareholder approvals of W. P. Carey and CPA: 16.

Turning to page five, I’d like to talk about the benefit of the transaction.  While this transaction is not quite as transformational as our acquisition of CPA:15 and the simultaneous REIT conversion last year, there are several important financial and strategic benefits.

First of all, this transaction increases and improves the quality of W. P. Carey’s earnings.  Katy will cover many of the metrics of the pro forma combined company’s portfolio, including diversification benefits.  This transaction will continue our evolution from a hybrid LLC that derives the majority of its revenues from investment management into a large net lease REIT by shifting revenue mix to a stable net lease rental income.

Even though our core business of making superior risk adjusted investment in net leases has not changed much over the years, the combined company will look very different in terms of its revenue composition and balance sheet.  This transaction also increases our size significantly to over $10 billion in total

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enterprise value. The increased scale is certainly of benefit, but we’d view it as a bonus as we execute our strategy.

In addition to financial and portfolio benefits, we believe the transaction will also enhance our platform and positions us for the future.  The combined company will have enhanced access to various sources of capital at efficient pricing and the increased flow will improve the liquidity of the stock and the size of the combined entity will also result in additional market support to index rebalancing.

The other benefit of the merger is that the transaction will simplify W. P. Carey’s financials, as we consolidate many joint ventures that Trevor referred to with CPA:16, totaling 280 properties and also by consolidating our 19% ownership of CPA:16.  I know many of you who try to build models of W. P. Carey will analyze our financials and will really appreciate that.

Lastly, I’d like to finish with a brief discussion of our investment management business.  We’ll continue to manage our current funds and sponsor new vehicles because we believe that investment management business continues to have significant strategic value and financial benefits, even though it will be a much smaller contributor to our business.  We believe that this transaction reaffirms our position as the premier manager in the non-traded REIT sector as this will be the fifteenth successful liquidation of our programs over the last 35 years.

That concludes my portion of the presentation. Let me turn it back over to Trevor.

TREVOR BOND:

Thanks John.  In a moment Katy Rice will walk you through some of the key metrics of the proposed combined company.  Before she does, I want to step back and review for those of you who don’t know us that well, some of the highlights about W. P. Carey and also about the CPA:16 portfolio.

To begin with on slide six, W. P. Carey is the largest owner/manager of triple net lease assets with a combined $15.2 billion of assets under ownership and management.  We’ve been in business for 40 years, during which period we’ve established a strong credit and real estate underwriting platform that’s driven our investment performance.  Most importantly, we’ve compiled over these years a long track record of providing well-covered rising dividends.

As you’d expect, industry observers generally group W. P. Carey in the net lease sector which encompasses a fairly wide range of investment strategies and property types.  The ways we distinguish ourselves within that sector are as follows.  The first, which I have already mentioned, is our international experience and expertise.  We believe having a global presence offers us a broader deeper pool of investment opportunities.

Second, we’ve always emphasized portfolio diversification by industry, by property type and by geography.  As we often say, we’ve never not been diversified.  And of course, the CPA:16 portfolio, as John pointed out, certainly plays to that strength.

Third, we have a unique business model that includes a strategically valuable investment management platform that enables us to earn a sticky stream of fee income while also providing us access to a distinct retail-oriented channel for equity capital — that is in addition to the public equity markets.  Utilizing this other channel sold through our captive broker dealer, Carey Financial, enables

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us to grow the investment management segment without diluting our equity base, and without relying on the sometimes fickle public markets.

The next slide displays the track record that we’ve established in that investment management segment, and this proposed merger, which would represent the fifteenth time we’ll have brought a fund full cycle, will enhance the W. P. Carey brand value in that sector.

And now turning to the next slide for a brief overview of CPA:16, which is a non-traded REIT formed in 2003 and sponsored by W. P. Carey of course.  It’s a high quality, 47 million square foot portfolio consisting of nearly 500 properties, most of which are triple net leased to 140 corporate tenants.  It’s 97% occupied with average lease term of 10.1 years, and is diversified across tenant industries, geographies and property types.

And with that, I’ll turn the microphone over now to Katy Rice to talk about the proposed combined company.

KATY RICE:

Great, thanks Trevor.  Let me walk you through some of the key portfolio and financial metrics for the combined company.  If you have the presentation open, this section starts on page ten.  CPA:16 has a large well-diversified portfolio of assets that in many ways is very similar to WPC’s owned real estate assets.  The combined companies will be comprised of 734 properties, encompassing 86 million square feet with an occupancy rate of 98% and $643 million of annualized contractual minimum rent.

Properties are leased to 231 different tenants, 22% of which are investment grade.  By the way, all the portfolio numbers we are walking you through are as at March 31, 2013.  As we continue to manage the CPA:16 portfolio over the coming quarters, some changes could occur.  Properties will be sold and refinanced, but we believe the metrics we are providing are representative of the portfolio as it stands today.

The CPA:16 properties are located across the US and in 13 countries in Europe and Asia.  As you can see on pages eleven and twelve of the presentation, the geographic dispersion is fairly consistent with the WPC-owned portfolio.  In the combined company, about 71% of the properties are located in the US and 29% of the properties are international, the majority of which are in Europe.

Most of our European assets are in the Northern European countries with our largest exposure in Germany.  In addition to the geographic diversity, the combined company will be well diversified by property type with 30% industrial, 23% office, 18% warehouse distribution and 13% retail.  So no significant changes to the WPC owned portfolio type mix.

Likewise the CPA:16 portfolio is diversified by tenant industry with a very similar mix to WPC. The combined company tenant industry breakdown is on page fourteen.

One of the many benefits of the proposed merger is that we’ll reduce our top ten tenant concentration from 40% to approximately 30% with only one tenant, which is Hellweg the leading German do-it-yourself retailer, contributing more than 5% post-merger.

You can see the combined company’s top ten tenants on page fifteen. Our largest tenants include many established corporate credits that are household

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names around the world.  They include major European retailers such as Hellweg, which I just mentioned; Carrefour, the world’s second largest food retailer; and OBI, a leading European DIY retailer; as well as many large, well established US based companies such as Marriott, U-Haul, TrueValue, AMD and The New York Times.

From a tenant credit quality perspective, the CPA portfolio has a lower percentage of investment grade tenants than the WPC owned portfolio.  Currently, the WPC tenant base is about 31% investment grade and the combined company will be approximately 22%.  We’ve an internal rating system that uses the term implied investment grade for tenants who are subsidiaries of investment grade companies or who have investment grade balance sheets and operating metrics.

Based on our internal rating system, about 27% of CPI:16’s tenant base is investment grade or implied investment grade versus 51% for WPC, resulting in approximately 39% for the combined company.  We’ve a strong, credit underwriting culture here at W. P. Carey.  We believe the best risk-adjusted returns are often generated by investing in net leases with below investment grade tenants.  This requires that we carefully underwrite both the tenant and the real estate and then structure a lease that helps mitigate risk and capture upside.  We found that many of our tenants perform well over time and are upgraded during our lease term.  This has resulted in somewhat higher percentages of investment grade tenants over time.

Another benefit of the proposed merger is that our weighted average lease term will increase from 8.8 to 9.5 years.  The combined company will have almost no lease revenue expiring for the remainder of 2013 and approximately 6% of lease revenue expiring in 2014.  This number declines to 3.7% in 2015, 5.2% in 2016, and 3% in 2017.  Our 40-plus person asset management team has a plan in place for each of the WPC and CPA:16 near term lease expirations.

In most cases, we already have an active dialog with our tenants and know what their intentions are. Our proactive approach allows us to create the best possible outcome for each asset.

An important component of our investment strategy is to capture internal revenue growth from built-in rent increases to our leases.  Typically these rent increases are based on either an inflation measure such as CPI or simply fixed bumps.

On page 18, you can see the contractual rent increases for the combined company.  Over 42% are from uncapped CPI, 28% from capped CPI and 24% from fixed lease bumps.  Only 3% of our leases have no contractual rent increases.  While CPI’s has been quite low recently, when the economy begins to grow again these lease provisions will become an important source of growth for WPC.

So that’s a quick summary of the portfolio.  As you know, all of the assets were underwritten, acquired, and subsequently managed by our investments and asset management teams.  So there is minimal integration risk to this merger.  We are aware of all of positive and negative attributes of the CPA:16 portfolio and we believe that the consideration we are offering reflects a market price for this particular portfolio.

Now, let’s quickly review some of the key operating metrics including a potential dividend increase. As you can see on page nineteen, the CPA:16 portfolio would

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add about $4 billion of enterprise value to WPC, which would currently position us as the second largest REIT in the net lease space.  As Trevor and John have outlined, while we would not grow for growth’s sake, we do think there are some benefits to increase size and scale and hope to access more efficiently priced capital as a result.

The transaction does however increase our leverage to 36% on a net debt total enterprise value basis and to about 48% on a total debt to gross assets basis.  Between the proposed merger and the $190 million of investment volume we’ve added to the balance sheet so far this year, we will want to raise some permanent capital to repay short-term borrowings and reduce our leverage after the merger is closed.

John mentioned that one of the benefits of the proposed transaction is the diversification of our real estate revenue stream.  In addition, the transaction would increase our pro forma revenue from real estate to approximately 90% or conversely would reduce our pro forma revenue from investment management to approximately 10% of our total revenue versus over 20% currently.

Now, let me finish up with the discussion of the potential dividend increase.  As you can see on page twenty, WPC has a long history of dividend growth.  In 2013, most of the growth you saw in our second quarter dividend was the result of the addition of $2.8 billion of real estate from our merger with CPA:15 last October.  To the extent the CPA:16 merger is approved by shareholders and closes sometime in the first quarter of 2014, we would expect to increase the WPC dividend to a minimum level of $3.52 per share.

This estimate is based on the number of shares we would issue at the low end of the stock price collar and an 80% payout ratio.  Many things will factor into the ultimate dividend determination including tax considerations, any gains or losses on asset sales and of course, sustainability.  So while it is certainly subject to change, we are comfortable with this estimate at the low end of the exchange ratio.

And with that, let me turn it back over to Trevor.

TREVOR BOND:

Thanks Katy.  As for the transaction process, which is outlined on this next slide, it’s anticipated that by the fourth quarter of this year we will be in a position to hold the shareholders votes for both W. P. Carey and CPA:16.  Of course, there are parts of that process that we don’t control, particularly the review by the SEC, but that’s our best estimate at the moment.  And based on that timeframe, we hope to close the transaction in the first quarter of 2014, assuming of course, that the shareholders approve it.  We certainly hope and expect they will because we think the transaction will create value for both W. P. Carey and CPA:16.

And if you turn now to the next slide, I’ll briefly recap the merits of the transaction before we turn to your questions.  First, as Katy’s mentioned, the proposed merger would enable W. P. Carey to further execute its strategy of increasing the percentage of revenue that we earned from our diversified portfolio of net lease assets and reducing on a relative basis, the percentage earned from the more cyclical investment management platform.

Second, it provides a liquidity event for CPA:16 shareholders.  Third, it would facilitate the continued growth of our dividend, as the acquisition is expected to be accretive to our AFFO per share.  Fourth, it increases W. P. Carey’s size, scale and liquidity.  This will enhance future access to diverse efficiently-priced

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capital, and also it will strengthen our currency value, which could be useful as we continue to grow both internally and externally.

And that concludes our formal presentation. And now, I think we would like to open up the discussions for any questions that you might have.

Q&A

OPERATOR:

We will now begin the question and answer session.  To ask a question, you may press “*” then “1” on your touchtone phone.  If you are using a speakerphone, please pickup your handset prior to pressing the keys.  To withdraw your question, please press “*” then “2.”

Our first question is from Sheila McGrath from Evercore. Please go ahead, madam.

SHEILA MCGRATH:	Yes, good morning. Trevor, I was wondering if you could talk about the pricing and the accretion of this portfolio versus CPA:15, just kind of the…even the composition of the portfolio and cap rates?

TREVOR BOND:

Well, the composition is relatively consistent with that of CPA:15, generally speaking.  With respect to the overall cap rate, the cap rate did change on that transaction, if you recall, from the time we announced that in February of 2012 to the time the transaction actually closed based on the appreciation of our share price.  The final cap rate paid was roughly the same; it was about 7.8% as compared to 7.7% for this.  And again, when we started it was in the 8’s, when closed it was in the high 7’s.

With respect to the accretion, I think we knew at the time there was going to be more accretion for that transaction.  I think we were able to peg it because of the fixed exchange ratio and it was $0.60 a share for that transaction.  This transaction as we said is going to be in a range, not quite as accretive and the final accretion will depend on the share movement and the collar as we’ve discussed.

SHEILA MCGRATH:

Okay and then secondly, asset management, I think Katy highlighted, will be a smaller portion of your earnings, kind of enhancing the quality of the earnings.  But should we view that as W. P. Carey deemphasizing the asset management, or it’s just a kind of outgrowth of having more owned real estate?

TREVOR BOND:

It’s really the latter Sheila, and that’s why I emphasized that in relative terms the investment management will be reduced, and as Katy had said, it will be down in the combined company to 10% of AFFO.  But it is our intention, we still like the business.  As I said, it’s a great way for us to grow.  Without issuing dilutive equity, we can add our assets under management, which has the steady fee income.  We continue to have CWI, the hotel fund, we’re raising CPA:18, and so as 18 grows and the other funds grow, we will continue to grow that revenue stream.

SHEILA MCGRATH:	Okay.

TREVOR BOND:	On absolute basis it will be growing.

SHEILA MCGRATH:	Okay. And then last question from me is, can you just give us your insight on how you think we should view the overhang issue of the CPA:16 retail

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shareholders converting to a liquid security and how we should view that based on your experience with 15, as well?

TREVOR BOND:

Sure well.  We found in CPA:15 that we think we were right to have no lockup; we didn’t feel that that was fair to those shareholders who did seek liquidity.  On the other hand, we found that there was a tremendous amount of investors that really did like the roll into the new more liquid security, and so, we had a very favorable retention rate.  That said, we do expect that many investors by virtue of where they are in their lives will seek to sell their shares into the market, and I think that’s really the point of a liquidity transaction from their point of view.  And we think that one of the key strategic advantages from W. P. Carey’s point of view is to increase liquidity; our shares have traded in the 350,000 share a day range on average and that is up from — if you remember this time last summer, it was about 35,000 shares per day.  So clearly, we’ve made some improvements in CPA:15, the merger with 15 last year really facilitated that.  And we expect that because of some of the shares coming on the market that that will further improve.  And we think that, net-net that’s a positive, notwithstanding potential volatility in the early stages.

SHEILA MCGRATH:	Thank you.

OPERATOR:	Our next question is from Dan Donlan from Ladenburg Thalmann. Please go ahead.

DAN DONLAN:	Thank you and good morning.

TREVOR BOND:	Hi Dan.

DAN DONLAN:	So as the…you guys own 18% of CPA:16. How do you think you guys are going to vote on this merger?

TREVOR BOND:	We don’t vote on the merger unfortunately Dan. It’s 18.5% but we actually won’t vote for it.

DAN DONLAN:

Okay, okay.  Sorry, it’s kind of a bad joke.  As it pertains to…you guys gave the percentage of revenues, the change from investment management in terms of what the percentage is going to be, do you have with that might be on an AFFO basis?

KATY RICE:	You know Dan, I don’t have the number at top of my head. That’s really just based on sort of 2013 estimated revenues.

DAN DONLAN:	Right, okay.

KATY RICE:	I can get that for you.

DAN DONLAN:

No, I was just more or less curious, not a big deal.  I mean, obviously it’s going to be moving down, which I think is considered better income from a multiple standpoint.  And as far as looking at your rents, they are doubling here, but obviously the AFFO accretion is little bit less.  Is that just simply because you are already collecting a lot of AFFO from this entity anyway, so it’s not necessarily a fair way to kind of look at that?

KATY RICE:

Well, it’s obviously a combination of the combination, which is we are adding the real estate revenue, but we are losing the asset management revenue from CPA:16.  So you are right, it is sort of a combination of those factors.

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DAN DONLAN:	Okay.

JOHN PARK:	The other factor that Dan I would add is that we already have a more tax favorable structure with CPA:16. So in cancelling that arrangement it makes it less accretive from an accretion standpoint.

DAN DONLAN:

Okay. And then in terms of your leverage, you are under levered heading into this deal, anyways but you are kind of moving it up 800 basis points, which is in line with your peers. If you had done this on a leverage mutual basis, how much accretion do you think you would lose if you did it that way?

KATY RICE:

Yes, I mean we didn’t necessarily look at it that way. I mean I think what we…the way we would look at it is we will de-lever post transaction, because we would want to be raising permanent capital to finance the debt in the deal. So, I think, our targets on leverage are sort of in that plus or minus 40% debt to total growth assets. And as you know, we are considering moving forward with the rating agency and investment grade process. So we would want to get that leverage in line with those metrics.

TREVOR BOND:

It’s worth noting also that the reason that the leverage goes up is because of the non-REIT course, the mortgage debt that we are assuming. There was no new debt taken on in order to affect the transaction.

DAN DONLAN:

Right. And then, as far as the average hold of the CPA:16 holders, do you have anything there? I am just kind of curious as to how long those holders haven’t had a liquidity event for it, do you think it’s less than what it was for CPA:15, because I realize…and I think in 15 there were some people that might have held that stock or had a prior entity that was rolled into it, that held it for more than 10 years?

JOHN PARK:	It’s similar case here also. We have some investors who rolled into CPA:16 from CPA:14, but…so we expect the retention to be similar to CPA:15.

DAN DONLAN:	Okay, but the average hold, is it more or less you think than in 15 was?

JOHN PARK:	I think it’s about the same.

DAN DONLAN:

About the same, okay. And then as far as the dividend goes, it would seem to me that your 5% increase is fairly modest. Would you feel comfortable raising that if indeed the accretion is towards the higher end of your range once the merger closes?

KATY RICE:

Yes, I mean, I think, as we are trying to point out the accretion range that we are giving you of $0.20 to $0.50 is based on the collar high and low price, whereas the dividend increase that we are giving the estimate to $3.52 is just for the low end of that price collar. So I think, obviously there are a lot of things that go into our dividend, but we are just giving you that one point at the low end of the range, as kind of a minimum dividend increase.

DAN DONLAN:

Okay, and then last but not least. Given that your, if the merger does indeed close, the pro forma company will generate more income from rents. It will be a larger portfolio, does that kind of change the way that you look at on your dividend coverage on a future basis? I know you said in years past, you wanted to make sure, it’s probably close to, above 90% taxable income, as you are supposed to, but you may be a 100%. Do you maybe pay out a little bit more

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than that because — so a bigger…a higher AFFO payout ratio…dividend AFFO payout ratio — because you have a more diversified portfolio that’s driving more of the revenues from rents?

KATY RICE:

Yes, I mean I think that’s probably right. I think our low payout ratio is primarily based on the fact that the investment management revenue is run through a TRS. And so, as that percentage of revenue goes down in the pro forma company, I think what you are saying is accurate that clearly every REIT endeavors to distribute 100% of their taxable income so that we are not paying tax, so that percentage of payout from AFFO will most likely go up because of the increased real estate revenue contribution.

DAN DONLAN:	Okay, understood. Thank you and have a good weekend.

KATY RICE:	Thanks Dan.

TREVOR BOND:	Thank you Dan.

OPERATOR:	Our next question is from Paul Adornato from BMO Capital Markets. Please go ahead, sir.

PAUL ADORNATO:	Hi, good morning.

TREVOR BOND:	Hi, Paul.

JOHN PARK:	Hi, Paul.

PAUL ADORNATO:

I was wondering if you could talk a little bit about the go shop provision, and whether the CPA:16 board would consider or is considering breaking up the portfolio or selling it in pieces in order to maximize value for CPA:16 shareholders?

JOHN PARK:	I think that’s really up to the CPA:16 special committee and their advisors to decide.

PAUL ADORNATO:	And was the process, was there a similar go shop for CPA:15?

JOHN PARK:	No, there was not.

PAUL ADORNATO:	Okay. Any indication, I am sorry, I am not sure if I got this from your remarks or not. Was there a sale process or a showing to the market before today or will that process start today?

JOHN PARK:	That process will start today.

PAUL ADORNATO:	Okay. Great. Thank you.

TREVOR BOND:	Thank you.

OPERATOR:	Our next question is from John Woloshin from UBS. Please go ahead.

JOHN WOLOSHIN:	Good morning.

TREVOR BOND:	Good morning, John.

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JOHN WOLOSHIN:

Yes, a couple of questions, you talked about a couple of times permanent capital, what’s kind of your guys thought process of equity versus converts versus preferred in terms of permanent capital or more permanent capital?

KATY RICE:

Yes, that’s a good question. I mean obviously, we are hopeful that the merger will close sometime in the first quarter, and I think John we would look at all of those options to raise permanent capital and frankly de-lever the balance sheet a little bit and payoff our short-term borrowings that are related to not only the merger transaction, but to a number of the transactions, the deals that we have bought really since the beginning of the year, about almost $200 million worth. So we would want to go into the market and finance those on a longer term basis, first with some sort of equity-like security, and then probably with some longer term debt as well.

JOHN WOLOSHIN:

But yes, I appreciate that, but is there, it may sound like an odd question, I am assuming you guys do not have a philosophical objection to when you say equity-like whether it is some sort of preferred or a convert instrument, and the only reason I bring it up is that I’ve had companies say they don’t like to do that kind of stuff?

KATY RICE:

No, I think, look we are looking for efficiently priced capital. I would say that those securities tend to trade off of ratings and it would probably be beneficial to us to have a rating before issuing those. We also think there is some benefit to issuing primary shares at some point and boosting our research coverage and getting a deal out into the market to increase trading volume and what not.

JOHN WOLOSHIN:	Sure, I appreciate that.

KATY RICE:	But going forward obviously, we will be looking at all forms of well-priced capital.

JOHN WOLOSHIN:	Okay, great. Thank you. Secondly on the collar, what was the thought process behind the collar? It seemed like a pretty big range at 12%?

JOHN PARK:	That was really negotiated in conjunction with the price with CPA:16 and we felt that it offers some downside protection for CPA:16 and some upside for WPC.

JOHN WOLOSHIN:	Okay.

KATY RICE:	A typical collar is usually in the 10% to 15% range.

JOHN WOLOSHIN:

Okay. And then you guys put out a really good accretion analysis when you did the 15 roll-up. I guess a couple of things, will you be putting something like that out, question number one. And question number two, can you give us any color on this call, as to, I mean, the simplification you talked about which is great, what may be moving out of investment income and how many joint ventures will be left? Just some color would be helpful?

JOHN PARK:

Yes John, we provided the detailed breakdown of the AFFO accretion later in the process that in CPA:15 transaction. A lot of information will be contained in the proxy and we will also provide some supplementary information when providing those details.

KATY RICE:

But I can tell you in terms of JVs, CPA:16 has like 29 joint ventures with either WPC or CPA:17. So it’s a pretty extensive number and involves you know almost 300 properties. So I think that simplification will make a nice difference for investors going forward.

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Friday, July 26, 2013, 11:00 AM ET

JOHN WOLOSHIN:	And all those JVs will be going away assuming the deal closes.

KATY RICE:	Yes, not necessarily with 17, but yes, with WPC they would be effectively consolidated.

JOHN WOLOSHIN:	Okay. And just the last question, I don’t know if you guys can touch on how the capital raise for 18 is going or not?

TREVOR BOND:

The capital raise for CPA:18 is going as expected. We are still signing dealer agreements and we have broken escrow, which is an important first step. So we’ve been thinking that that would pick up pace as the year wore on particularly in the fall, and I think we continue to expect that. We also still have dry powder remaining in CPA:17, which we expect to have invested by — would say at the end of the first quarter if not first half of next year.

JOHN WOLOSHIN:	Okay, great. Thank you very much.

OPERATOR:	Our final question comes from Sheila McGrath from Evercore. Please go ahead.

SHEILA MCGRATH:

Yes a couple other quick questions. John, you mentioned that the disclosures will be more simplified post transaction. I am just wondering did you already put out or will you be putting out a pro forma kind of operating statement for the combined company?

JOHN PARK:	It will be in the S-4.

SHEILA MCGRATH:

S-4, okay. And then can you remind us Trevor on the whole go shop. Can you remind us, if there were another bid for the portfolio that I know WPC would be in a position to capture some additional fees, I am just wondering if you could remind us what those fees might be?

TREVOR BOND:	You know what, I am going to let John handle that.

SHEILA MCGRATH:	Sure.

JOHN PARK:	If the transaction happens by a third party, we would collect backend fees. There are two components of it. There is the disposition fee as well as our backend GP (Ph) promote.

SHEILA MCGRATH:

Okay, okay. And then the last question is, the leverage does go up a little bit, not to on comfortable level, but just wondering when you talk about Katy, the permanent capital, what kind of coupon debt would you be able to pay down or is there some opportunities to pay down higher coupon debt?

KATY RICE:

Well, I wouldn’t. No actually I think it’s probably the other way around. I think really we have a lot of short-term debt. We have some debt from CPA:15 that’s term loan that’s coming due, so we actually would like to lengthen our debt maturities, which will be obviously a little more expensive. We are clearly baking that into the analysis, but we’d like to be better match funded from an asset and liability tenor perspective. So that would really be the goal in addition to some form of equity capital to de-lever a little bit post transaction.

SHEILA MCGRATH:	Okay and does your accretion guidance incorporate any of that permanent capital assumptions.

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KATY RICE:	Yes.

SHEILA MCGRATH:	Okay.

JOHN PARK:	Sheila, I neglected to mention that there we will also receive a buyout of our GP interest in CPA:16 in addition to the backend fees.

SHEILA MCGRATH:	That’s right, okay. All right, thank you.

KATY RICE:	Thanks Sheila.

TREVOR BOND:	Thank you.

OPERATOR:	This concludes our question and answer session for today and as well our call. We thank you for attending today’s presentation. You may now disconnect your lines.

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